Exhibit 99.4

EVALUATION SUMMARY

ENERGY & EXPLORATION PARTNERS, LLC INTERESTS

LEON, MADISON AND GRIMES COUNTIES, TEXAS

PROVED RESERVES

AS OF DECEMBER 31, 2013

Texas Registered Engineering Firm F-693

EVALUATION SUMMARY

ENERGY & EXPLORATION PARTNERS, LLC INTERESTS

LEON, MADISON AND GRIMES COUNTIES, TEXAS

PROVED RESERVES

AS OF DECEMBER 31, 2013

CAWLEY, GILLESPIE & ASSOCIATES, INC. PETROLEUM CONSULTANTS Texas Registered Engineering Firm F-693

KENNETH J. MUELLER. P. E. 86132 VICE-PRESIDENT

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

13640 BRIARWICK DRIVE, SUITE 100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 625
AUSTIN, TEXAS 78729-1707	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

March 27, 2014

Mr. Hunt Pettit

Energy & Exploration Partners, LLC

Two City Place, Suite 1700

100 Throckmorton Street

Fort Worth, Texas 76102

Re:	Evaluation Summary Energy & Exploration Partners, LLC Interests Grimes, Leon, and Madison Counties, Texas Proved Reserves As of December 31, 2013

Dear Mr. Pettit:

As requested, we are submitting this report, completed March 26, 2014, of the estimates of the proved reserves, and the forecasts of the resulting economics effective as of December 31, 2013 attributable to the Energy & Exploration Partners, LLC interests in certain properties located in Grimes, Leon and Madison Counties, Texas. We understand that this report may be used for IRS or SEC purposes. This report has been prepared for Energy & Exploration Partners, LLC pursuant to the rules, regulations and guidelines of the Securities and Exchange Commission, Item 1202 (a) (8) of Regulation S-K, for reporting corporate reserves and future net revenue. The results of these evaluations are presented in the accompanying tabulations and are summarized below:

	Total Proved	Proved Developed Producing	Proved Developed Non-Producing	Proved Undeveloped
Net Reserves
Oil, Mbbl	5,858.7	1,827.9	119.1	3,911.7
Gas, MMcf	7,188.3	2,438.9	457.8	4,291.6
Net Revenue
Oil, M$	557,485.2	173,959.7	11,331.0	372,194.6
Gas, M$	24,349.6	8,261.5	1,550.6	14,537.4
Production Taxes, M$	27,470.5	8,621.8	637.5	18,211.3
Ad Valorem Taxes, M$	13,858.1	4,338.9	306.1	9,213.0
Operating Expenses, M$	120,336.3	40,443.4	3,711.7	76,181.1
Investments, M$	125,725.4	168.9	2,800.0	122,756.6
Future Net Cash Flow, M$	294,444.5	128,648.2	5,426.2	160,370.1
10% Discounted Cash Flow, M$	149,045.3	85,926.9	3,003.4	60,115.0

Mr. Hunt Pettit

Energy & Exploration Partners, LLC Interests

March 27, 2014

The discounted cash flow value shown above should not be construed to represent an estimate of fair market value by Cawley, Gillespie & Associates, Inc. In accordance with the Securities and Exchange Commission guidelines, the future net cash flow, operating income (BFIT), has been discounted at an annual rate of 10% to determine its “present worth”. The discounted value, “present worth”, is indicative of the time value of money.

Following this report letter is a Table I – Proved presenting composite reserves estimates and economic forecasts for the proved reserves category. Table I is followed by a Table II – Proved “oneline” summary that presents estimates of ultimate recovery, gross and net reserves, ownership, revenue, expenses, investments, net income and discounted cash flow for the individual properties that make up the corresponding Table I. Following the Table II – Proved, the report is divided into sections based on reserves category: proved develop producing, proved developed non-producing, and proved undeveloped. Each section contains Table I – reserves category and Table II – reserves category. In the proved reserves sections, the Tables II are followed by the individual production history and forecast graphs and the individual economics tables for the properties evaluated. The data presented in the tables are explained on page 1 of the Appendix. The methods employed in estimating reserves are described on page 2 of the Appendix.

As to the assumptions, methods and procedures used in connection with the preparation of this report, prices were forecast in accordance with Securities and Exchange Commission rules and guidelines. The prices are determined as an unweighted arithmetic average of the first-day-of-the-month benchmark price for each of the twelve months prior to the effective date December 31, 2013. The 12-month average benchmark Henry Hub spot gas price of $3.666 per MMBtu and the 12-month average benchmark WTI Cushing spot oil price of $96.94 per barrel (source: INO.com) were used. The oil and gas prices were held constant throughout the life of the properties. The prices were adjusted for gravity, quality, heating value, shrinkage, transportation and marketing. For these properties, the resulting oil and gas prices are $95.156 per barrel and $3.387 per MCF, respectively.

For these properties, the proved producing reserves are forecast using the production performance and analogy methods. The proved non-producing and undeveloped reserves are forecast using the analogy method. An on-site field inspection of the properties has not been performed. The mechanical operation or conditions of the wells and their related facilities have not been examined nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered.

The reserve classifications conform to the definitions and criteria of the Securities and Exchange Commission as defined in pages 3 and 4 of the Appendix. The reserves and economics are predicated on the regulatory agency classifications, rules, policies, laws, taxes and royalties in effect on the effective date except as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions which could affect the reserves and economics have not been considered. We are not aware of any legislative changes or restrictive actions that may possibly impact the reserves or economics as presented. Possible environmental liability related to the properties has not been investigated nor considered. The assumptions, data, methods and procedures as described are appropriate for the purpose of this report. All reserve estimates represent our best judgment based on data available at the time of preparation and assumptions as to future economic and regulatory conditions. Due to the inherent uncertainties of reserves estimates, future production rates, commodity prices, costs and expenses, it should be realized that the reserves actually recovered, the revenue received and the actual cost incurred could be more or less than the estimated amounts.

Mr. Hunt Pettit

Energy & Exploration Partners, LLC Interests

March 27, 2014

The reserves estimates were based on interpretations of factual data furnished by your office or Energy & Exploration Partners, LLC. Oil and gas prices, pricing differentials, expense and cost data, tax values, the subject wells and ownership interests were supplied by you or Energy & Exploration Partners, LLC and were accepted as furnished. To some extent, information from public records has been used to check or supplement these data. The basic engineering and geological data were subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. We have used all methods and procedures that we consider necessary under the circumstances to prepare this report.

Cawley, Gillespie & Associates, Inc. is independent with respect to Energy & Exploration Partners, LLC as provided in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information promulgated by the Society of Petroleum Engineers. Neither Cawley, Gillespie & Associates, Inc. nor any of its employees has any interest in the subject properties. Neither the employment to make this study nor the compensation is contingent on the results of our work or the future performance of the subject properties. Cawley, Gillespie and Associates, Inc. is a Texas registered engineering firm, F-693, of professional engineers and geologists serving the oil and gas industry for over fifty years.

This report was prepared for the use of Energy & Exploration Partners, LLC. This letter should not be used, circulated or quoted for any other purpose without your express written consent and that of Cawley, Gillespie & Associates, Inc. or except as required by law. Our work papers and related data are available for inspection and review by authorized, interested parties.

Respectively Submitted, CAWLEY, GILLESPIE & ASSOCIATES, INC. Texas Registered Engineering Firm F-693 Kenneth J. Mueller, PE 86132 Vice President

Table I - Proved

Composite of Reserve Estimates and Economic Forecasts

Energy & Exploration Partners LLC Interests

Leon, Madison & Grimes Counties, Texas

Total Proved Reserves

As of December 31, 2013

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)
	Gross Oil	Gross Gas	Gross NGL	Net Oil	Net Gas	Net NGL	Avg Oil	Avg Gas	Avg NGL
End	Production	Production	Production	Production	Sales	Production	Price	Price	Price
Mo-Year	MBBLS	MMCF	MBBLS	MBBLS	MMCF	MBBLS	$/BBL	$/MCF	$/BBL
12-2014	768.1	1,259.4	0.0	522.378	713.458	0.000	95.163	3.387	0.000
12-2015	749.1	1,220.1	0.0	532.462	764.576	0.000	95.158	3.387	0.000
12-2016	1,118.5	1,288.2	0.0	824.552	843.536	0.000	95.154	3.387	0.000
12-2017	801.0	934.0	0.0	587.169	603.997	0.000	95.154	3.387	0.000
12-2018	554.1	714.4	0.0	402.623	453.953	0.000	95.155	3.387	0.000
12-2019	437.0	595.2	0.0	315.898	374.700	0.000	95.156	3.387	0.000
12-2020	365.5	516.3	0.0	263.285	323.072	0.000	95.156	3.387	0.000
12-2021	316.3	459.1	0.0	227.325	286.018	0.000	95.157	3.387	0.000
12-2022	280.0	415.2	0.0	200.837	257.814	0.000	95.157	3.387	0.000
12-2023	251.9	377.1	0.0	180.380	232.972	0.000	95.157	3.387	0.000
12-2024	229.3	348.1	0.0	164.029	214.475	0.000	95.157	3.387	0.000
12-2025	210.7	324.2	0.0	150.586	199.438	0.000	95.157	3.387	0.000
12-2026	194.0	302.7	0.0	139.190	186.440	0.000	95.157	3.387	0.000
12-2027	177.3	267.7	0.0	129.044	172.348	0.000	95.156	3.387	0.000
12-2028	162.1	222.5	0.0	119.159	156.381	0.000	95.156	3.387	0.000
S Tot	6,615.0	9,244.4	0.0	4,758.917	5,783.179	0.000	95.157	3.387	0.000
After	1,451.7	1,931.8	0.0	1,099.742	1,405.137	0.000	95.152	3.387	0.000
Total	8,066.7	11,176.2	0.0	5,858.659	7,188.315	0.000	95.156	3.387	0.000
Cum	615.6	4,530.0
Ult	8,682.3	15,706.2

(11)	(12)	(13)	(14)	(15)	(16)	(17)	(18)	(19)	(20)
	Oil	Gas	NGL	Other	Total	Production	Production	Production	Revenue
End	Revenue	Revenue	Revenue	Revenue	Revenue	Taxes Oil	Taxes Gas	Taxes NGL	After Taxes
Mo-Year	M$	M$	M$	M$	M$	M$	M$	M$	M$
12-2014	49,711.262	2,416.756	0.000	0.000	52,128.008	2,286.717	181.257	0.000	49,660.039
12-2015	50,668.078	2,589.914	0.000	0.000	53,257.996	2,330.731	194.244	0.000	50,733.012
12-2016	78,459.250	2,857.380	0.000	0.000	81,316.633	3,609.126	214.304	0.000	77,493.211
12-2017	55,871.695	2,045.969	0.000	0.000	57,917.664	2,570.097	153.448	0.000	55,194.117
12-2018	38,311.688	1,537.714	0.000	0.000	39,849.391	1,762.337	115.329	0.000	37,971.734
12-2019	30,059.564	1,269.253	0.000	0.000	31,328.820	1,382.740	95.194	0.000	29,850.883
12-2020	25,053.225	1,094.369	0.000	0.000	26,147.594	1,152.448	82.078	0.000	24,913.068
12-2021	21,631.480	968.852	0.000	0.000	22,600.334	995.048	72.664	0.000	21,532.617
12-2022	19,111.010	873.314	0.000	0.000	19,984.322	879.107	65.499	0.000	19,039.717
12-2023	17,164.389	789.165	0.000	0.000	17,953.555	789.562	59.187	0.000	17,104.807
12-2024	15,608.540	726.510	0.000	0.000	16,335.051	717.993	54.488	0.000	15,562.568
12-2025	14,329.336	675.575	0.000	0.000	15,004.910	659.149	50.668	0.000	14,295.092
12-2026	13,244.939	631.544	0.000	0.000	13,876.480	609.267	47.366	0.000	13,219.848
12-2027	12,279.364	583.809	0.000	0.000	12,863.175	564.851	43.786	0.000	12,254.536
12-2028	11,338.612	529.721	0.000	0.000	11,868.333	521.576	39.729	0.000	11,307.027
S Tot	452,842.438	19,589.848	0.000	0.000	472,432.219	20,830.750	1,469.238	0.000	450,132.250
After	104,642.789	4,759.738	0.000	0.000	109,402.539	4,813.569	356.980	0.000	104,231.992
Total	557,485.250	24,349.586	0.000	0.000	581,834.750	25,644.320	1,826.219	0.000	554,364.250

(21)	(22)	(23)	(24)	(25)	(26)	(27)	(28)	(29)	(30)	(31)
	Ad Valorem	Wells		Operating	Other		Total	Future Net	Cumulative	Cum.Cash Flow
End	Taxes	Gross	Net	Expense	Deductions	Investment	Deductions	Cash Flow	Cash Flow	Disc.@ 10. %
Mo-Year	M$	Count		M$	M$	M$	M$	M$	M$	M$
12-2014	1,241.111	30.0	24.46	3,478.198	0.000	28,851.246	33,570.555	16,089.482	16,089.482	15,296.528
12-2015	1,268.092	35.0	29.45	4,286.621	0.000	54,967.648	60,522.359	-9,789.338	6,300.144	6,965.659
12-2016	1,937.164	43.0	37.42	6,224.663	0.000	41,828.121	49,989.949	27,503.264	33,803.406	27,701.744
12-2017	1,379.722	42.0	37.17	5,812.587	0.000	0.000	7,192.310	48,001.809	81,805.219	62,245.270
12-2018	949.187	42.0	37.17	5,117.125	0.000	0.000	6,066.312	31,905.424	113,710.641	83,081.945
12-2019	746.248	42.0	37.17	4,737.424	0.000	0.000	5,483.672	24,367.211	138,077.859	97,539.773
12-2020	622.827	41.0	36.17	4,528.760	0.000	0.000	5,151.587	19,761.484	157,839.344	108,195.352
12-2021	538.315	41.0	36.17	4,402.587	0.000	0.000	4,940.902	16,591.719	174,431.062	116,326.703
12-2022	475.993	41.0	36.17	4,310.336	0.000	0.000	4,786.329	14,253.390	188,684.453	122,676.094
12-2023	427.620	41.0	36.17	4,231.168	0.000	39.215	4,698.003	12,406.800	201,091.250	127,699.289
12-2024	389.064	40.0	35.17	4,173.139	0.000	0.000	4,562.203	11,000.364	212,091.609	131,748.328
12-2025	357.377	40.0	35.17	4,127.000	0.000	0.000	4,484.377	9,810.717	221,902.344	135,030.984
12-2026	330.496	40.0	35.17	4,084.468	0.000	0.000	4,414.963	8,804.884	230,707.219	137,709.188
12-2027	306.363	39.0	35.12	4,017.542	0.000	0.000	4,323.905	7,930.631	238,637.844	139,902.109
12-2028	282.676	37.0	34.74	3,871.898	0.000	0.000	4,154.574	7,152.453	245,790.281	141,700.062
S Tot	11,252.255			67,403.523	0.000	125,686.234	204,342.000	245,790.281	245,790.281	141,700.062
After	2,605.800			52,932.758	0.000	39.215	55,577.762	48,654.230	294,444.531	149,045.328
Total	13,858.055			120,336.273	0.000	125,725.445	259,919.766	294,444.500	294,444.531	149,045.328

SEC 12-31-13 Benchmark Prices				Percent	Cum. Disc.
	Cushing WTI	Henry Hub		5.00	201,211.469
Year	Oil $/STB	Gas $/MMBTU		10.00	149,045.328
2014	96.94	3.666		15.00	116,307.336
Thereafter	Flat	Flat		20.00	94,090.672
Cap	96.94	3.666		25.00	78,165.617
				30.00	66,287.273

			12 Months in first year	45.750 Year Life (10/2059)

THESE DATA ARE PART OF A CG&A REPORT AND ARE SUBJECT TO THE CONDITIONS IN THE TEXT OF THE REPORT.	03/26/2014	12:23:37
TEXAS REGISTERED ENGINEERING FIRM F-693.

Summary

Cawley, Gillespie & Associates, Inc.

Table I - Proved Developed Producing

Composite of Reserve Estimates and Economic Forecasts

Energy & Exploration Partners LLC Interests

Leon, Madison & Grimes Counties, Texas

Proved Developed Producing Reserves

As of December 31, 2013

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)
	Gross Oil	Gross Gas	Gross NGL	Net Oil	Net Gas	Net NGL	Avg Oil	Avg Gas	Avg NGL
End	Production	Production	Production	Production	Sales	Production	Price	Price	Price
Mo-Year	MBBLS	MMCF	MBBLS	MBBLS	MMCF	MBBLS	$/BBL	$/MCF	$/BBL
12-2014	621.4	893.8	0.0	407.560	441.797	0.000	95.167	3.387	0.000
12-2015	328.9	534.1	0.0	209.162	257.748	0.000	95.171	3.387	0.000
12-2016	233.5	401.4	0.0	147.492	194.233	0.000	95.171	3.387	0.000
12-2017	184.2	329.3	0.0	115.810	159.845	0.000	95.172	3.387	0.000
12-2018	153.4	282.6	0.0	96.155	137.495	0.000	95.172	3.387	0.000
12-2019	131.2	249.2	0.0	81.894	121.487	0.000	95.173	3.387	0.000
12-2020	115.3	223.9	0.0	71.826	109.305	0.000	95.173	3.387	0.000
12-2021	103.4	204.0	0.0	64.288	99.639	0.000	95.173	3.387	0.000
12-2022	93.9	187.7	0.0	58.296	91.729	0.000	95.173	3.387	0.000
12-2023	86.1	170.9	0.0	53.394	82.607	0.000	95.173	3.387	0.000
12-2024	79.5	159.1	0.0	49.294	76.690	0.000	95.173	3.387	0.000
12-2025	73.9	149.3	0.0	45.780	71.983	0.000	95.174	3.387	0.000
12-2026	68.0	139.7	0.0	42.660	67.730	0.000	95.173	3.387	0.000
12-2027	60.5	115.1	0.0	39.596	61.252	0.000	95.171	3.387	0.000
12-2028	53.5	79.2	0.0	35.972	52.143	0.000	95.169	3.387	0.000
S Tot	2,386.6	4,119.4	0.0	1,519.180	2,025.685	0.000	95.171	3.387	0.000
After	418.3	565.4	0.0	308.732	413.230	0.000	95.158	3.387	0.000
Total	2,804.9	4,684.8	0.0	1,827.912	2,438.916	0.000	95.168	3.387	0.000
Cum	615.6	4,530.0
Ult	3,420.5	9,214.8

(11)	(12)	(13)	(14)	(15)	(16)	(17)	(18)	(19)	(20)
	Oil	Gas	NGL	Other	Total	Production	Production	Production	Revenue
End	Revenue	Revenue	Revenue	Revenue	Revenue	Taxes Oil	Taxes Gas	Taxes NGL	After Taxes
Mo-Year	M$	M$	M$	M$	M$	M$	M$	M$	M$
12-2014	38,786.367	1,496.535	0.000	0.000	40,282.898	1,784.173	112.240	0.000	38,386.488
12-2015	19,906.115	873.091	0.000	0.000	20,779.205	915.681	65.482	0.000	19,798.045
12-2016	14,037.055	657.943	0.000	0.000	14,694.997	645.704	49.346	0.000	13,999.948
12-2017	11,021.800	541.457	0.000	0.000	11,563.258	507.003	40.609	0.000	11,015.645
12-2018	9,151.263	465.750	0.000	0.000	9,617.014	420.958	34.931	0.000	9,161.123
12-2019	7,794.119	411.522	0.000	0.000	8,205.640	358.529	30.864	0.000	7,816.247
12-2020	6,835.883	370.259	0.000	0.000	7,206.141	314.451	27.769	0.000	6,863.921
12-2021	6,118.535	337.516	0.000	0.000	6,456.048	281.453	25.314	0.000	6,149.283
12-2022	5,548.199	310.721	0.000	0.000	5,858.920	255.217	23.304	0.000	5,580.399
12-2023	5,081.690	279.823	0.000	0.000	5,361.514	233.758	20.987	0.000	5,106.769
12-2024	4,691.495	259.780	0.000	0.000	4,951.275	215.809	19.484	0.000	4,715.983
12-2025	4,357.021	243.834	0.000	0.000	4,600.856	200.423	18.288	0.000	4,382.146
12-2026	4,060.128	229.426	0.000	0.000	4,289.554	186.766	17.207	0.000	4,085.581
12-2027	3,768.365	207.483	0.000	0.000	3,975.849	173.345	15.561	0.000	3,786.943
12-2028	3,423.433	176.630	0.000	0.000	3,600.062	157.478	13.247	0.000	3,429.337
S Tot	144,581.469	6,861.773	0.000	0.000	151,443.234	6,650.748	514.633	0.000	144,277.859
After	29,378.184	1,399.770	0.000	0.000	30,777.951	1,351.396	104.983	0.000	29,321.578
Total	173,959.641	8,261.543	0.000	0.000	182,221.188	8,002.145	619.616	0.000	173,599.438

(21)	(22)	(23)	(24)	(25)	(26)	(27)	(28)	(29)	(30)	(31)
	Ad Valorem	Wells		Operating	Other		Total	Future Net	Cumulative	Cum.Cash Flow
End	Taxes	Gross	Net	Expense	Deductions	Investment	Deductions	Cash Flow	Cash Flow	Disc.@ 10. %
Mo-Year	M$	Count		M$	M$	M$	M$	M$	M$	M$
12-2014	959.273	25.0	19.46	2,648.490	0.000	51.246	3,659.009	34,727.480	34,727.480	33,387.473
12-2015	494.718	23.0	17.46	2,082.380	0.000	39.215	2,616.313	17,181.730	51,909.207	48,339.309
12-2016	349.832	22.0	16.46	1,922.183	0.000	0.000	2,272.015	11,727.932	63,637.141	57,607.113
12-2017	275.261	21.0	16.21	1,844.551	0.000	0.000	2,119.812	8,895.834	72,532.977	63,994.227
12-2018	228.921	21.0	16.21	1,797.749	0.000	0.000	2,026.671	7,134.453	79,667.430	68,649.477
12-2019	195.382	21.0	16.21	1,696.176	0.000	0.000	1,891.558	5,924.689	85,592.117	72,163.102
12-2020	171.598	20.0	15.21	1,649.485	0.000	0.000	1,821.083	5,042.837	90,634.961	74,881.445
12-2021	153.732	20.0	15.21	1,631.039	0.000	0.000	1,784.771	4,364.513	94,999.469	77,020.023
12-2022	139.510	20.0	15.21	1,616.222	0.000	0.000	1,755.732	3,824.668	98,824.133	78,723.570
12-2023	127.669	20.0	15.21	1,595.667	0.000	39.215	1,762.552	3,344.218	102,168.352	80,076.992
12-2024	117.900	19.0	14.21	1,583.687	0.000	0.000	1,701.587	3,014.396	105,182.742	81,186.484
12-2025	109.554	19.0	14.21	1,574.784	0.000	0.000	1,684.337	2,697.809	107,880.555	82,089.172
12-2026	102.140	19.0	14.21	1,563.204	0.000	0.000	1,665.343	2,420.238	110,300.789	82,825.344
12-2027	94.674	18.0	14.16	1,522.626	0.000	0.000	1,617.300	2,169.644	112,470.430	83,425.312
12-2028	85.733	16.0	13.78	1,400.008	0.000	0.000	1,485.742	1,943.596	114,414.023	83,913.914
S Tot	3,605.896			26,128.254	0.000	129.676	29,863.828	114,414.023	114,414.023	83,913.914
After	733.039			14,315.162	0.000	39.215	15,087.416	14,234.153	128,648.172	85,926.938
Total	4,338.936			40,443.414	0.000	168.891	44,951.242	128,648.180	128,648.172	85,926.938

SEC 12-31-13 Benchmark Prices				Percent	Cum. Disc.
	Cushing WTI	Henry Hub		5.00	101,363.875
Year	Oil $/STB	Gas $/MMBTU		10.00	85,926.938
2014	96.94	3.666		15.00	75,893.609
Thereafter	Flat	Flat		20.00	68,763.367
Cap	96.94	3.666		25.00	63,381.660
				30.00	59,142.520

			12 Months in first year	45.750 Year Life (10/2059)

THESE DATA ARE PART OF A CG&A REPORT AND ARE SUBJECT TO THE CONDITIONS IN THE TEXT OF THE REPORT.	03/26/2014	12:23:38
TEXAS REGISTERED ENGINEERING FIRM F-693.

Summary

Cawley, Gillespie & Associates, Inc.

Table I - Proved Developed Non-Producing

Composite of Reserve Estimates and Economic Forecasts

Energy & Exploration Partners LLC Interests

Leon, Madison & Grimes Counties, Texas

Proved Developed Non-Producing Reserves

As of December 31, 2013

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)
	Gross Oil	Gross Gas	Gross NGL	Net Oil	Net Gas	Net NGL	Avg Oil	Avg Gas	Avg NGL
End	Production	Production	Production	Production	Sales	Production	Price	Price	Price
Mo-Year	MBBLS	MMCF	MBBLS	MBBLS	MMCF	MBBLS	$/BBL	$/MCF	$/BBL
12-2014	29.6	118.2	0.0	22.948	88.213	0.000	95.150	3.387	0.000
12-2015	21.1	84.4	0.0	16.391	63.006	0.000	95.150	3.387	0.000
12-2016	13.6	54.3	0.0	10.541	40.519	0.000	95.150	3.387	0.000
12-2017	10.3	41.1	0.0	7.969	30.634	0.000	95.150	3.387	0.000
12-2018	8.4	33.4	0.0	6.485	24.929	0.000	95.150	3.387	0.000
12-2019	7.1	28.4	0.0	5.507	21.170	0.000	95.150	3.387	0.000
12-2020	6.2	24.8	0.0	4.809	18.487	0.000	95.150	3.387	0.000
12-2021	5.5	22.1	0.0	4.283	16.466	0.000	95.150	3.387	0.000
12-2022	5.0	19.9	0.0	3.872	14.882	0.000	95.150	3.387	0.000
12-2023	4.6	18.2	0.0	3.539	13.605	0.000	95.150	3.387	0.000
12-2024	4.2	16.8	0.0	3.265	12.551	0.000	95.150	3.387	0.000
12-2025	3.9	15.6	0.0	3.034	11.664	0.000	95.150	3.387	0.000
12-2026	3.7	14.6	0.0	2.838	10.907	0.000	95.150	3.387	0.000
12-2027	3.4	13.7	0.0	2.665	10.245	0.000	95.150	3.387	0.000
12-2028	3.2	12.9	0.0	2.505	9.630	0.000	95.150	3.387	0.000
S Tot	129.6	518.5	0.0	100.652	386.908	0.000	95.150	3.387	0.000
After	23.7	95.0	0.0	18.433	70.856	0.000	95.150	3.387	0.000
Total	153.4	613.4	0.0	119.085	457.764	0.000	95.150	3.387	0.000
Cum	0.0	0.0
Ult	153.4	613.4

(11)	(12)	(13)	(14)	(15)	(16)	(17)	(18)	(19)	(20)
	Oil	Gas	NGL	Other	Total	Production	Production	Production	Revenue
End	Revenue	Revenue	Revenue	Revenue	Revenue	Taxes Oil	Taxes Gas	Taxes NGL	After Taxes
Mo-Year	M$	M$	M$	M$	M$	M$	M$	M$	M$
12-2014	2,183.520	298.811	0.000	0.000	2,482.331	100.442	22.411	0.000	2,359.479
12-2015	1,559.573	213.425	0.000	0.000	1,772.997	71.740	16.007	0.000	1,685.250
12-2016	1,002.960	137.253	0.000	0.000	1,140.213	46.136	10.294	0.000	1,083.783
12-2017	758.271	103.768	0.000	0.000	862.039	34.880	7.783	0.000	819.376
12-2018	617.065	84.444	0.000	0.000	701.509	28.385	6.333	0.000	666.791
12-2019	524.022	71.711	0.000	0.000	595.733	24.105	5.378	0.000	566.250
12-2020	457.605	62.622	0.000	0.000	520.228	21.050	4.697	0.000	494.481
12-2021	407.569	55.775	0.000	0.000	463.344	18.748	4.183	0.000	440.413
12-2022	368.378	50.412	0.000	0.000	418.790	16.945	3.781	0.000	398.064
12-2023	336.766	46.086	0.000	0.000	382.851	15.491	3.456	0.000	363.904
12-2024	310.671	42.515	0.000	0.000	353.185	14.291	3.189	0.000	335.706
12-2025	288.727	39.512	0.000	0.000	328.239	13.281	2.963	0.000	311.994
12-2026	269.990	36.948	0.000	0.000	306.937	12.420	2.771	0.000	291.747
12-2027	253.585	34.703	0.000	0.000	288.288	11.665	2.603	0.000	274.020
12-2028	238.370	32.620	0.000	0.000	270.990	10.965	2.447	0.000	257.579
S Tot	9,577.071	1,310.605	0.000	0.000	10,887.676	440.545	98.295	0.000	10,348.836
After	1,753.898	240.018	0.000	0.000	1,993.916	80.679	18.001	0.000	1,895.235
Total	11,330.969	1,550.622	0.000	0.000	12,881.592	521.225	116.297	0.000	12,244.072

(21)	(22)	(23)	(24)	(25)	(26)	(27)	(28)	(29)	(30)	(31)
	Ad Valorem	Wells		Operating	Other		Total	Future Net	Cumulative	Cum.Cash Flow
End	Taxes	Gross	Net	Expense	Deductions	Investment	Deductions	Cash Flow	Cash Flow	Disc.@ 10. %
Mo-Year	M$	Count		M$	M$	M$	M$	M$	M$	M$
12-2014	58.987	1.0	1.00	232.689	0.000	2,800.000	3,091.677	-732.198	-732.198	-783.243
12-2015	42.131	1.0	1.00	221.835	0.000	0.000	263.967	1,421.283	689.086	455.183
12-2016	27.095	1.0	1.00	182.909	0.000	0.000	210.004	873.779	1,562.865	1,146.005
12-2017	20.484	1.0	1.00	166.497	0.000	0.000	186.982	632.394	2,195.260	1,600.181
12-2018	16.670	1.0	1.00	157.310	0.000	0.000	173.980	492.810	2,688.070	1,921.800
12-2019	14.156	1.0	1.00	151.405	0.000	0.000	165.561	400.688	3,088.758	2,159.465
12-2020	12.362	1.0	1.00	147.279	0.000	0.000	159.641	334.840	3,423.598	2,339.985
12-2021	11.010	1.0	1.00	144.228	0.000	0.000	155.238	285.175	3,708.773	2,479.735
12-2022	9.952	1.0	1.00	141.879	0.000	0.000	151.830	246.234	3,955.007	2,589.422
12-2023	9.098	1.0	1.00	140.013	0.000	0.000	149.111	214.793	4,169.799	2,676.399
12-2024	8.393	1.0	1.00	138.495	0.000	0.000	146.888	188.818	4,358.618	2,745.904
12-2025	7.800	1.0	1.00	137.236	0.000	0.000	145.036	166.958	4,525.576	2,801.772
12-2026	7.294	1.0	1.00	136.174	0.000	0.000	143.468	148.279	4,673.854	2,846.878
12-2027	6.850	1.0	1.00	135.259	0.000	0.000	142.109	131.911	4,805.765	2,883.357
12-2028	6.439	1.0	1.00	134.433	0.000	0.000	140.872	116.707	4,922.471	2,912.700
S Tot	258.721			2,367.643	0.000	2,800.000	5,426.364	4,922.471	4,922.471	2,912.700
After	47.381			1,344.094	0.000	0.000	1,391.475	503.761	5,426.232	3,003.435
Total	306.102			3,711.737	0.000	2,800.000	6,817.838	5,426.232	5,426.232	3,003.435

SEC 12-31-13 Benchmark Prices				Percent	Cum. Disc.
	Cushing WTI	Henry Hub		5.00	3,939.689
Year	Oil $/STB	Gas $/MMBTU		10.00	3,003.435
2014	96.94	3.666		15.00	2,362.976
Thereafter	Flat	Flat		20.00	1,896.641
Cap	96.94	3.666		25.00	1,540.782
				30.00	1,259.400

			12 Months in first year	25.250 Year Life (04/2039)

THESE DATA ARE PART OF A CG&A REPORT AND ARE SUBJECT TO THE CONDITIONS IN THE TEXT OF THE REPORT.	03/26/2014	12:23:40
TEXAS REGISTERED ENGINEERING FIRM F-693.

Summary

Cawley, Gillespie & Associates, Inc.

Table I - Proved Undeveloped

Composite of Reserve Estimates and Economic Forecasts

Energy & Exploration Partners LLC Interests

Leon, Madison & Grimes Counties, Texas

Proved Undeveloped Reserves

As of December 31, 2013

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)
	Gross Oil	Gross Gas	Gross NGL	Net Oil	Net Gas	Net NGL	Avg Oil	Avg Gas	Avg NGL
End	Production	Production	Production	Production	Sales	Production	Price	Price	Price
Mo-Year	MBBLS	MMCF	MBBLS	MBBLS	MMCF	MBBLS	$/BBL	$/MCF	$/BBL
12-2014	117.1	247.4	0.0	91.869	183.448	0.000	95.150	3.387	0.000
12-2015	399.1	601.6	0.0	306.909	443.823	0.000	95.150	3.387	0.000
12-2016	871.5	832.5	0.0	666.519	608.784	0.000	95.150	3.387	0.000
12-2017	606.6	563.7	0.0	463.391	413.518	0.000	95.150	3.387	0.000
12-2018	392.4	398.4	0.0	299.983	291.529	0.000	95.150	3.387	0.000
12-2019	298.7	317.6	0.0	228.496	232.043	0.000	95.150	3.387	0.000
12-2020	243.9	267.6	0.0	186.650	195.280	0.000	95.150	3.387	0.000
12-2021	207.4	233.1	0.0	158.753	169.913	0.000	95.150	3.387	0.000
12-2022	181.2	207.6	0.0	138.670	151.202	0.000	95.150	3.387	0.000
12-2023	161.3	187.9	0.0	123.446	136.759	0.000	95.150	3.387	0.000
12-2024	145.6	172.2	0.0	111.470	125.234	0.000	95.150	3.387	0.000
12-2025	132.9	159.3	0.0	101.772	115.791	0.000	95.150	3.387	0.000
12-2026	122.4	148.4	0.0	93.692	107.803	0.000	95.150	3.387	0.000
12-2027	113.3	138.9	0.0	86.783	100.852	0.000	95.150	3.387	0.000
12-2028	105.4	130.4	0.0	80.681	94.607	0.000	95.150	3.387	0.000
S Tot	4,098.8	4,606.5	0.0	3,139.084	3,370.587	0.000	95.150	3.387	0.000
After	1,009.7	1,271.4	0.0	772.577	921.050	0.000	95.150	3.387	0.000
Total	5,108.5	5,877.9	0.0	3,911.662	4,291.637	0.000	95.150	3.387	0.000
Cum	0.0	0.0
Ult	5,108.5	5,877.9

(11)	(12)	(13)	(14)	(15)	(16)	(17)	(18)	(19)	(20)
	Oil	Gas	NGL	Other	Total	Production	Production	Production	Revenue
End	Revenue	Revenue	Revenue	Revenue	Revenue	Taxes Oil	Taxes Gas	Taxes NGL	After Taxes
Mo-Year	M$	M$	M$	M$	M$	M$	M$	M$	M$
12-2014	8,741.371	621.409	0.000	0.000	9,362.781	402.103	46.606	0.000	8,914.072
12-2015	29,202.395	1,503.398	0.000	0.000	30,705.787	1,343.310	112.755	0.000	29,249.721
12-2016	63,419.242	2,062.184	0.000	0.000	65,481.430	2,917.285	154.664	0.000	62,409.480
12-2017	44,091.613	1,400.744	0.000	0.000	45,492.359	2,028.214	105.056	0.000	43,359.094
12-2018	28,543.357	987.521	0.000	0.000	29,530.877	1,312.994	74.064	0.000	28,143.824
12-2019	21,741.420	786.019	0.000	0.000	22,527.443	1,000.105	58.951	0.000	21,468.383
12-2020	17,759.740	661.487	0.000	0.000	18,421.227	816.948	49.612	0.000	17,554.666
12-2021	15,105.378	575.561	0.000	0.000	15,680.938	694.847	43.167	0.000	14,942.925
12-2022	13,194.432	512.181	0.000	0.000	13,706.612	606.944	38.414	0.000	13,061.252
12-2023	11,745.932	463.256	0.000	0.000	12,209.187	540.313	34.744	0.000	11,634.132
12-2024	10,606.371	424.216	0.000	0.000	11,030.588	487.893	31.816	0.000	10,510.878
12-2025	9,683.588	392.228	0.000	0.000	10,075.817	445.445	29.417	0.000	9,600.954
12-2026	8,914.819	365.170	0.000	0.000	9,279.989	410.082	27.388	0.000	8,842.520
12-2027	8,257.414	341.623	0.000	0.000	8,599.036	379.841	25.622	0.000	8,193.574
12-2028	7,676.809	320.471	0.000	0.000	7,997.280	353.133	24.035	0.000	7,620.111
S Tot	298,683.875	11,417.468	0.000	0.000	310,101.375	13,739.457	856.310	0.000	295,505.562
After	73,510.734	3,119.951	0.000	0.000	76,630.672	3,381.493	233.996	0.000	73,015.203
Total	372,194.625	14,537.419	0.000	0.000	386,732.031	17,120.949	1,090.306	0.000	368,520.781

(21)	(22)	(23)	(24)	(25)	(26)	(27)	(28)	(29)	(30)	(31)
	Ad Valorem	Wells		Operating	Other		Total	Future Net	Cumulative	Cum.Cash Flow
End	Taxes	Gross	Net	Expense	Deductions	Investment	Deductions	Cash Flow	Cash Flow	Disc.@ 10. %
Mo-Year	M$	Count		M$	M$	M$	M$	M$	M$	M$
12-2014	222.852	4.0	4.00	597.019	0.000	26,000.000	26,819.871	-17,905.799	-17,905.799	-17,307.701
12-2015	731.243	11.0	10.99	1,982.405	0.000	54,928.434	57,642.078	-28,392.352	-46,298.152	-41,828.828
12-2016	1,560.237	20.0	19.96	4,119.570	0.000	41,828.121	47,507.930	14,901.552	-31,396.600	-31,051.369
12-2017	1,083.977	20.0	19.96	3,801.539	0.000	0.000	4,885.516	38,473.570	7,076.972	-3,349.142
12-2018	703.596	20.0	19.96	3,162.065	0.000	0.000	3,865.661	24,278.162	31,355.135	12,510.661
12-2019	536.710	20.0	19.96	2,889.845	0.000	0.000	3,426.554	18,041.834	49,396.969	23,217.207
12-2020	438.867	20.0	19.96	2,731.997	0.000	0.000	3,170.863	14,383.805	63,780.773	30,973.914
12-2021	373.573	20.0	19.96	2,627.320	0.000	0.000	3,000.893	11,942.030	75,722.797	36,826.941
12-2022	326.531	20.0	19.96	2,552.235	0.000	0.000	2,878.767	10,182.488	85,905.289	41,363.102
12-2023	290.853	20.0	19.96	2,495.487	0.000	0.000	2,786.340	8,847.790	94,753.078	44,945.891
12-2024	262.772	20.0	19.96	2,450.956	0.000	0.000	2,713.728	7,797.150	102,550.234	47,815.934
12-2025	240.024	20.0	19.96	2,414.980	0.000	0.000	2,655.004	6,945.950	109,496.188	50,140.055
12-2026	221.063	20.0	19.96	2,385.090	0.000	0.000	2,606.153	6,236.369	115,732.555	52,036.957
12-2027	204.839	20.0	19.96	2,359.657	0.000	0.000	2,564.497	5,629.077	121,361.633	53,593.438
12-2028	190.503	20.0	19.96	2,337.457	0.000	0.000	2,527.960	5,092.152	126,453.781	54,873.449
S Tot	7,387.641			38,907.621	0.000	122,756.555	169,051.828	126,453.781	126,453.781	54,873.449
After	1,825.380			37,273.492	0.000	0.000	39,098.867	33,916.324	160,370.094	60,114.973
Total	9,213.020			76,181.109	0.000	122,756.555	208,150.688	160,370.109	160,370.094	60,114.973

SEC 12-31-13 Benchmark Prices				Percent	Cum. Disc.
	Cushing WTI	Henry Hub		5.00	95,907.914
Year	Oil $/STB	Gas $/MMBTU		10.00	60,114.965
2014	96.94	3.666		15.00	38,050.773
Thereafter	Flat	Flat		20.00	23,430.672
Cap	96.94	3.666		25.00	13,243.170
				30.00	5,885.370

			12 Months in first year	36.750 Year Life (10/2050)

THESE DATA ARE PART OF A CG&A REPORT AND ARE SUBJECT TO THE CONDITIONS IN THE TEXT OF THE REPORT.	03/26/2014	12:23:40
TEXAS REGISTERED ENGINEERING FIRM F-693.

Summary

Cawley, Gillespie & Associates, Inc.

APPENDIX

Explanatory Comments for Summary Tables

HEADINGS

Table I

Description of Table Information

Identity of Interest Evaluated

Reserve Classification and Development Status

Property Description – Location

Effective Date of Evaluation

FORECAST

(Columns)

(1) (11) (21)	Calendar or Fiscal years/months commencing on effective date.
(2) (3) (4)	Gross Production (8/8th) for the years/months which are economical. These are expressed as thousands of barrels (Mbbl) and millions of cubic feet (MMcf) of gas at standard conditions. Total future production, cumulative production to effective date, and ultimate recovery at the effective date are shown following the annual/monthly forecasts.
(5) (6) (7)	Net Production accruable to evaluated interest is calculated by multiplying the revenue interest times the gross production. These values take into account changes in interest and gas shrinkage.
(8)	Average (volume weighted) gross liquid price per barrel before deducting production-severance taxes.
(9)	Average (volume weighted) gross gas price per Mcf before deducting production-severance taxes.
(10)	Average (volume weighted) gross ngl price per barrel before deducting production-severance taxes.
(12)	Revenue derived from oil sales — column (5) times column (8).
(13)	Revenue derived from gas sales — column (6) times column (9).
(14)	Revenue derived from ngl sales — column (7) times column (10).
(15)	Revenue derived from other sources.
(16)	Total Revenue – sum of column (12) through column (15).
(17) (18) (19)	Production-severance taxes deducted from gross oil, gas and ngl revenue.
(20)	Revenue after taxes – column (16) less the total of column (17), column (18) and column (19).
(22)	Ad Valorem taxes.
(23)	Average gross wells.
(24)	Average net wells are gross wells times working interest.
(25)	Operating Expenses are direct operating expenses to the evaluated working interest, but may also include items noted in “Other Deductions” column (26).
(26)	Other Deductions may include compression-gathering expenses, transportation costs, water disposal costs and net profits burdens. These are the share of costs payable by the evaluated expense interests and take into account any changes in interests.
(27)	Investments, if any, include work-overs, future drilling costs, pumping units, etc. and may be included either tangible or intangible or both, and the costs for plugging and the salvage value of equipment at abandonment may be shown as negative investments at end of life.
(28)	Total Deductions – sum of column (22), column (25), column (26) and column (27).
(29) (30)	Future Net Cash Flow is column (20) less column (28). The data in column (29) are accumulated in column (30). Federal income taxes have not been considered.
(31)	Cumulative Discounted Cash Flow is calculated by discounting monthly cash flows at the specified annual rates.

MISCELLANEOUS

DCF Profile	• The cash flow discounted at six different rates are shown at the bottom of columns (30-31). Interest has been compounded once per year.
Life	• The economic life of the appraised property is noted in the lower right-hand corner of the table.
Footnotes	• Comments regarding the evaluation may be shown in the lower left-hand footnotes.

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APPENDIX

Methods Employed in the Estimation of Reserves

The four methods customarily employed in the estimation of reserves are (1) production performance, (2) material balance, (3) volumetric and (4) analogy. Most estimates, although based primarily on one method, utilize other methods depending on the nature and extent of the data available and the characteristics of the reservoirs.

Basic information includes production, pressure, geological and laboratory data. However, a large variation exists in the quality, quantity and types of information available on individual properties. Operators are generally required by regulatory authorities to file monthly production reports and may be required to measure and report periodically such data as well pressures, gas-oil ratios, well tests, etc. As a general rule, an operator has complete discretion in obtaining and/or making available geological and engineering data. The resulting lack of uniformity in data renders impossible the application of identical methods to all properties, and may result in significant differences in the accuracy and reliability of estimates.

A brief discussion of each method, its basis, data requirements, applicability and generalization as to its relative degree of accuracy follows:

Production performance. This method employs graphical analyses of production data on the premise that all factors which have controlled the performance to date will continue to control and that historical trends can be extrapolated to predict future performance. The only information required is production history. Capacity production can usually be analyzed from graphs of rates versus time or cumulative production. This procedure is referred to as “decline curve” analysis. Both capacity and restricted production can, in some cases, be analyzed from graphs of producing rate relationships of the various production components. Reserve estimates obtained by this method are generally considered to have a relatively high degree of accuracy with the degree of accuracy increasing as production history accumulates.

Material balance. This method employs the analysis of the relationship of production and pressure performance on the premise that the reservoir volume and its initial hydrocarbon content are fixed and that this initial hydrocarbon volume and recoveries therefrom can be estimated by analyzing changes in pressure with respect to production relationships. This method requires reliable pressure and temperature data, production data, fluid analyses and knowledge of the nature of the reservoir. The material balance method is applicable to all reservoirs, but the time and expense required for its use is dependent on the nature of the reservoir and its fluids. Reserves for depletion type reservoirs can be estimated from graphs of pressures corrected for compressibility versus cumulative production, requiring only data that are usually available. Estimates for other reservoir types require extensive data and involve complex calculations most suited to computer models which makes this method generally applicable only to reservoirs where there is economic justification for its use. Reserve estimates obtained by this method are generally considered to have a degree of accuracy that is directly related to the complexity of the reservoir and the quality and quantity of data available.

Volumetric. This method employs analyses of physical measurements of rock and fluid properties to calculate the volume of hydrocarbons in-place. The data required are well information sufficient to determine reservoir subsurface datum, thickness, storage volume, fluid content and location. The volumetric method is most applicable to reservoirs which are not susceptible to analysis by production performance or material balance methods. These are most commonly newly developed and/or no-pressure depleting reservoirs. The amount of hydrocarbons in-place that can be recovered is not an integral part of the volumetric calculations but is an estimate inferred by other methods and a knowledge of the nature of the reservoir. Reserve estimates obtained by this method are generally considered to have a low degree of accuracy; but the degree of accuracy can be relatively high where rock quality and subsurface control is good and the nature of the reservoir is uncomplicated.

Analogy. This method which employs experience and judgment to estimate reserves, is based on observations of similar situations and includes consideration of theoretical performance. The analogy method is applicable where the data are insufficient or so inconclusive that reliable reserve estimates cannot be made by other methods. Reserve estimates obtained by this method are generally considered to have a relatively low degree of accuracy.

Much of the information used in the estimation of reserves is itself arrived at by the use of estimates. These estimates are subject to continuing change as additional information becomes available. Reserve estimates which presently appear to be correct may be found to contain substantial errors as time passes and new information is obtained about well and reservoir performance.

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APPENDIX

Reserve Definitions and Classifications

The Securities and Exchange Commission, in SX Reg. 210.4-10 dated November 18, 1981, as amended on September 19, 1989 and January 1, 2010, requires adherence to the following definitions of oil and gas reserves:

“(22) Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations— prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

“(i) The area of a reservoir considered as proved includes: (A) The area identified by drilling and limited by fluid contacts, if any, and (B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

“(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

“(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

“(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (B) The project has been approved for development by all necessary parties and entities, including governmental entities.

“(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

“(6) Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

“(i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

“(ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

“(31) Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

“(i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

“(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

“(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

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“(18) Probable reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

“(i) When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

“(ii) Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

“(iii) Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

“(iv) See also guidelines in paragraphs (17)(iv) and (17)(vi) of this section (below).

“(17) Possible reserves. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

“(i) When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

“(ii) Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

“(iii) Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

“(iv) The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

“(v) Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

“(vi) Pursuant to paragraph (22)(iii) of this section (above), where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.”

Instruction 4 of Item 2(b) of Securities and Exchange Commission Regulation S-K was revised January 1, 2010 to state that “a registrant engaged in oil and gas producing activities shall provide the information required by Subpart 1200 of Regulation S–K.” This is relevant in that Instruction 2 to paragraph (a)(2) states: “The registrant is permitted, but not required, to disclose probable or possible reserves pursuant to paragraphs (a)(2)(iv) through (a)(2)(vii) of this Item.”

“(26) Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“Note to paragraph (26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).”

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